Exhibit 99.1

Dataram Contact: Marc P. Palker CFO 609-799-0071 ext.2207 info@dataram.com

DATARAM ANNOUNCES SALE OF UP TO $6.5 MILLION SERIES A PREFERRED STOCK
AND SET NEW SHAREHOLDERS MEETING DATE

PRINCETON, N.J. October 21, 2014 — On October 20, 2014, Dataram Corporation (the “Company”) and certain investors entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell up to an aggregate of 1,300,000 shares of its Series A Preferred Stock (the “Series A Stock”) together with warrants to purchase shares of common stock, to such investors at a price of $5.00 per share (the “Preferred Stock Transaction”).

The sale of the Series A Stock will take place in multiple tranches. At closing, the purchasers will purchase an aggregate of 600,000 shares of Series A Stock. At any time following the closing date and prior to October 20, 2019 (the “Put/Call Exercise Period”), the purchasers may exercise a right to purchase and require the Company to sell up to an additional 700,000 shares of Series A Stock. If the purchasers have not exercised this right during the Put/Call Exercise Period, the Company may exercise a right to cause and require purchasers to purchase up to an additional 700,000 shares of Series A Stock.

The Series A Stock is initially convertible into common shares at the ratio of 2.5 common shares for every Series A share. For each share of common stock that can be obtained through the conversion of Series A Stock, the investor will get a Common Stock Purchase Warrant at an exercise price of $2.50. The Series A Stock has an 8% dividend paid quarterly in common stock.

On October 16, 2014, the Company appeared before the NASDAQ Listing Hearing Panel to present its plan to regain compliance. The Company’s plan to regain compliance and maintain its compliance for the foreseeable future is based on the above mentioned sale of Series A Stock.

This transaction and other related items are subject to shareholder approval. The shareholders’ meeting has been rescheduled for November 10, 2014 at 2:00 PM at the Hyatt in Princeton, NJ. Details of the meeting and all proposals for shareholder vote are listed in the Company’s Proxy Statement which has been filed with the Securities and Exchange Commission.

John H. Freeman, Dataram’s President and CEO commented, “We are excited that this transaction will help with the curing of the NASDAQ deficiency letter and provide funds for expansion and growth of Dataram”.

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.